Exhibit 10.01

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 2nd day of August 2016, by and between GenSpera, Inc., a Delaware corporation (the “Company”), and Christopher Lowe (the “Employee”).

WITNESSETH :

WHEREAS, the Company desires to employ Employee as its Chief Executive Officer and Employee desires to accept such employment; and

WHEREAS, the Company desires to enter into this Agreement regarding the terms of Employee’s employment, and Employee desires to enter into this Agreement and to accept the terms and provisions of such employment, as embodied in this Agreement.

Section 1. Definitions.

(a)        “Accelerated Equity Benefit” shall have the meaning ascribed to it in Section 7(g)(iii) hereof.

(b)        “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) subject to any conditions contained in this Agreement, all bonuses that have been awarded but remain unpaid as of the Date of Termination, (iii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any accrued but unused vacation time through the Date of Termination.

(c)        “Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(d)        “Board” shall mean the Board of Directors of the Company.

(e)        “Common Stock” shall have the meaning ascribed to in in Section 4(d) hereof.

(f)         “Confidentiality Agreement” shall mean the Company’s Confidentiality Information and Assignment Agreement attached hereto as Exhibit B.

(h) “Cause” shall mean (i) Employee’s failure (except where due to a Disability), neglect, or refusal to perform in any material respect Employee’s duties and responsibilities, (ii) any act of Employee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its subsidiaries in any material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to: (x) a felony, (y) a violation of federal or state securities laws or (x) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or otherwise result in material injury to the reputation or business of the Company or its subsidiaries, (iv) the commission by Employee of an act of fraud or embezzlement against the Company or its subsidiaries, or any other act that creates or reasonably could create negative or adverse publicity for the Company or its subsidiaries; (v) any material violation by Employee of the policies of the Company or its subsidiaries, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or its subsidiaries or (vi) Employee’s breach of this Agreement or breach of the Confidentiality Agreement.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Date of Termination” shall mean the date on which Employee’s employment as Chief Executive Officer of the Company terminates.

(k) “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee or, if applicable, his guardian (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(l) “Effective Date” shall mean August 2, 2016.

(m) “Exempt Issuance” means the issuance of (a) securities of the Company to employees, officers, directors or consultants of the Company pursuant to any contract, arrangement, stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose and which is consistent with the Company’s prior business practices, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of securities of the Company issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company (including clinical trials, research and development) and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(n) “Good Reason” shall mean, without Employee’s consent, (i) (A) a material diminution in Employee’s duties, or responsibilities, or (B) assignment to Employee of duties not commensurate with his position, (ii) a reduction in Base Salary as set forth in Section 4(a) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives and which is a result of the Company’s financial condition), (iii) any requirement by or directive from the Company that Employee permanently relocate his principal residence or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided , that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(o) “Funding Bonus” shall have the meaning ascribed to it in Section 4(e).

(p) “Funding Requirement” shall mean the Company receiving funding of at least $25 million in proceeds either in a single transaction or through a series of transactions

(q) “Inducement Plan” shall have the meaning ascribed to it in Section 4(d) hereof.

(r) “Option Award” shall have the meaning ascribed to it in Section 4(d) hereof.

(s) “Payment Date” shall have the meaning ascribed to it in Section 7(h) hereof.

(t) “Pro Rata Bonus Payment” shall have the meaning ascribed to it in Section 7(g)(iv) hereof.

(u) “Release of Claims” shall mean a release of claims made by the Employee in favor of the Company and its subsidiaries in the form attached hereto as Exhibit A (with any updates determined by the Company to be necessary to comply with applicable law) and the execution of which is a condition precedent to Employee’s eligibility for Severance Benefits, the Accelerated Equity Benefit and the Pro-Rata Bonus Payment in the event his employment is terminated by the Company without Cause or by Employee for Good Reason, as described in Sections 7(d) and 7(e), or following a Sale Event, as described in Section 7(g).

(v) “Severance Benefits” shall mean continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices but specifically conditioned upon the Funding Requirement being met.

(w) “Severance Term” shall mean, provided Employee has been employed by the Company for at least six months and the Funding Requirement is met: (i) the six (6) month period, which commences on the first day following the Date of Termination in the event of termination by the Company without Cause or by Employee for Good Reason if such termination occurs after the six (6) month anniversary but before the commencement of the thirteenth (13th) month following the Effective Date, or (ii) the twelve (12) month period, which commences on the first day following the Date of Termination in the event of termination by the Company without Cause or by the Employee for Good Reason if such termination occurs after the twelve (12) month anniversary of the Effective Date but before the commencement of the twenty fifth (25th) month following the Effective Date, or (iii) the eighteen (18) month period, which commences on the first day following the Date of Termination in the event of termination by the Company without Cause or by the Employee for Good Reason if such termination occurs after the twenty four (24) month anniversary of the Effective Date.

(x) “Target Cash Bonus” shall have the meaning ascribed to it in Section 4(b) hereof.

(y) “Term” shall have the meaning ascribed to it in Section 2 hereof.

Section 2. Acceptance and Term. Commencing on the Effective Date, the Company agrees to employ Employee on an at-will basis (subject to the terms of Sections 7 hereof), and Employee agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The term of employment shall commence on the Effective Date and continue until terminated by either party at any time, subject to the provisions herein (referred to herein as the “Term”).

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as Chief Executive Officer of the Company (together with such other position or positions consistent with Employee’s title or as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate therewith, and such other duties as may be assigned and/or prescribed from time to time by the Board or a committee thereof. On the Effective Date, the Board will appoint Employee to serve as a member of the Board in such class or classes of the Board as determined by the Board. During the Term, the Board will nominate Employee for election to the Board by the Company’s stockholders; provided that Employee hereby will submit written notice of resignation of his directorship to the Board, effective as of the date on which Employee ceases to serve as Chief Executive Officer for any reason.

(b) Performance. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from: (i) continuing to serve on existing boards of directors as of the Effective Date or (ii) serving, with the prior consent and approval of the Board (which approval shall not be unreasonably withheld), as a member of no more than two other board of directors provided that service on any such board complies with the factors contained in (x), (y) and (z) above or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (iii) engaging in charitable activities and community affairs; (iv) managing Employee’s personal investments and affairs; and (v) your involvement and membership in FLG Partners, LLC, provided, however, that the activities set out in clauses (i), (ii), (iii),  (iv) and (v) herein shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder, pose a conflict of interest or violate any provision of this Agreement, such determinations to be made at the sole discretion of the Board. Employee represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved at the current time. In the event that, during his employment by the Company, the Employee desires to engage in other outside professional activities, not included on such list, Employee will, prior to engaging in any such activities, first seek written approval from the Chairman of the Board and such approval shall not be unreasonably withheld.

Section 4. Compensation.

(a) Base Salary. In exchange for Employee’s satisfactory performance of his duties and responsibilities, Employee initially shall be paid a percentage of your total fee basis as described below (“Base Salary”), payable in accordance with the regular payroll practices of the Company and subject to adjustment as provided for herein. Your Base Salary will be paid as follows: (i) 85% of your Total Fee Basis for the first year of employment, (ii) 90% of your then Total Fee Basis for the second year of employment and (iii) 95% of Total Fee Basis for all subsequent years of employment. For purposes of this Agreement, total fee basis is initially $275,000 per year (“Total Fee Basis”). The Total Fee Basis will be subject to review on a periodic basis as the Company reviews the compensation of the Company’s other senior executives and may be adjusted at the sole discretion of the Board or its designee. Notwithstanding the foregoing, upon achievement of the Funding Requirement, the Total Fee Basis shall be adjusted to no less than the 50th percentile of base compensation for a similar executive at a comparable company as determined by the Company’s compensation committee in consultation with a national recognized compensation consultant. All payments referenced in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(b) Target Cash Bonus. Commencing on the year following the achievement of the Funding Requirement, in addition to the Total Fee Basis, Employee will be eligible to earn an annual target bonus (the “Target Cash Bonus”). The actual amount of such bonus, if any, will be determined by the Board (or a committee thereof) based upon Company performance and any other factors that the Board (or a committee thereof), in its discretion, deems appropriate. Employee’s achievement of such milestones, as well as the amount of any bonus, shall be determined by the Board in its sole discretion with the goal of Employee’s Total Fee Basis plus Target Cash Bonus being in no less than the 50th percentile of compensation for a similar executive at a comparable company as determined by the Company’s compensation committee in consultation with a national recognized compensation consultant. Employee’s Target Cash Bonus payout will be 90% of the Target Cash Bonus. Except as otherwise provided in Section 7 of this Agreement, Employee must be employed by the Company at the time of any such bonus is determined in order to be eligible for payment.

(c) Annual Stock Option Award. In addition to the Base Salary and Target Cash Bonus, after the twelve (12) month anniversary of the Effective Date, Employee will be eligible to receive an annual market based stock option grant (the “Annual Stock Option Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans. The actual amount of such grant, if any, will be determined by the Board (or a committee thereof) based upon Company performance and any other factors that the Board (or a committee thereof), in its discretion, deems appropriate. Employee’s achievement of such milestones, as well as the amount of any Annual Stock Option Grant, if any, shall be determined by the Board (or a committee thereof) in its sole discretion. In connection with such grants, the Employee shall enter into the Company’s standard stock option agreement which will incorporate the vesting schedule and other terms as determined by the Board (or a committee thereof). With regard to the first Annual Stock Option Grant, Employee’s grant will be 90% of the Annual Stock Option Grant.

(d) Inducement Stock Options/Equity Grants. On the day following the Effective Date, the Company will grant Employee an option to purchase [*]1 shares, subject to adjustment as provided for in this Section 4(d) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), issued pursuant to the terms of the Company’s Inducement Award Stock Option Plan (or a successor plan, if any) (the “Inducement Plan”) and subject to the terms of a stock option agreement thereunder (the “Option Award”). The options subject to the Option Award shall have a term of seven (7) years from the date of grant, an exercise price, subject to adjustment as provided for in this Section 4(d), equal to the closing trading price of the Common Stock on the date of grant (“Inducement Award Exercise Price”). The Option Award will be subject to vesting in accordance with the terms of the Inducement Plan, Section 7(g) of this Agreement and the stock option agreement(s); specifically the Option Award will vest as follows: (i) 25% will vest monthly over the one year period commencing on the Effective Date, and (ii) 75% will vest upon a combination of time and the achievement of milestones to be mutually agreed upon by Employee and the Board (or a committee thereof); provided, however, Employee must remain continuously employed through the applicable vesting date. With regard to the Option Award, Employee’s option will be 90% of the Option Award amount. The Option Award shall be subject to the terms set forth in the Option Award, the terms of the Inducement Plan, any applicable shareholder and/or option holder agreements and other restrictions and limitations generally applicable to Common Stock of the Company or equity awards held by Company executives and/or employees or otherwise imposed by law. During the initial twelve months of Employee’s employment with the Company, the Option Award will be subject to a one-time adjustment in the event of a financing resulting in gross proceeds to the Company in excess of $10 million occurs and Employee is employed by the Company at such time (“Qualifying Financing”). If securities are sold in a Qualifying Financing at a price per share less than the Inducement Award Exercise Price (not taking into account the implied value of any warrants or common stock equivalents sold in the Qualifying Financing), the number of shares underlying the Option Award shall be increased by such number of shares as required to make the Option Award equal to same percentage of the issued and outstanding shares of Common Stock, taking into account the conversion of the currently outstanding Series A convertible preferred stock and the shares issued in the Qualifying, as it represented immediately prior to the Qualifying Financing. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 4(d) in respect of an Exempt Issuance.

1 Award will equal 4% of the issued and outstanding shares of the Company’s common stock taking into account the conversion of the currently outstanding Series A convertible preferred stock.

(e) Funding Bonus. Upon achievement of the Funding Requirement, Employee will be eligible to earn a funding bonus (the “Funding Bonus”). The funding bonus will be a one-time payment equal to two percent (2%) of the net funding received by the Company. The Funding Bonus will be paid as follows: (i) 25% in cash and (ii) 75% in equity securities (to be mutually agreed upon by Employee and the Company) of the Company pursuant to one of the Company’s equity compensation plans. With regard to the Funding Bonus, Employee’s payout and option will be 90% of the Funding Bonus amount.

Section 5. Employee Benefits. During the Term, Employee shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company, subject to the terms and conditions of the applicable benefit plans (which shall govern). In addition to holidays recognized by the Company, Employee also shall receive four (4) weeks of paid vacation per year, prorated for any partial year of employment, of which up to two (2) weeks may roll-over year to year for a maximum of six (6) weeks at any given time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses. During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect and as amended from time to time, with respect to business expenses, subject to the Company’s requirements with respect to documentation and reporting of such expenses.

Section 7. Termination of Employment.

(a) General. Employee’s employment with the Company shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of Employee’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason.

(b) Termination Due to Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death. The Company also may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event of Employee’s termination as a result of Employee’s death or Disability, except as otherwise provided in Section 7(g), Employee’s or Employee’s estates or beneficiaries, as the case may be, sole and exclusive remedy shall be receipt of the Accrued Obligations, and Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (v), or (vi) of the definition of Cause set forth in Section 1(h) hereof, to the extent that such act or acts or failure or failures to act are curable, as determined by the Board in its sole discretion, Employee shall be given thirty (30) days’ written notice by the Company of its intention to terminate his employment with Cause, such notice to state the act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act, to the Company’s complete satisfaction, that give rise to Cause during such period.

(ii) In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 7(c)(ii) or as otherwise provided in Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company with Cause shall be receipt of the Accrued Obligations.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) and provided that he fully executes and does not revoke an effective Release of Claims as described in Section 7(h), Employee shall be eligible for:

(i)	The Accrued Obligations; and

(ii)	The Severance Benefits.

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d) or 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g), Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of (i) the Severance Benefits subject to his execution of the Release of Claims and (ii) the Accrued Obligations. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company on the later of (i) within thirty (30) days of the occurrence of such event (ii) or promptly upon Employee’s actual knowledge of such event. During such notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) hereof, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e) or as otherwise provided in Section 7(g) or under any Company benefit plan (other than severance plans that are broad based), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g), Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits, subject to his execution of the Release of Claims, and (ii) the Accrued Obligations.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f) or as otherwise provided in Section 7(g) of under any Company benefit plan (other than severance plans that are broad based), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g), Employee’s sole and exclusive remedy upon a termination of employment by Employee without Good Reason shall be receipt of the Accrued Obligations.

(g) Termination following a Sale Event. In the event Employee’s employment is terminated within twelve (12) months following a Sale Event (as such term is defined in the Inducement Plan and/or of the Company’s incentive equity plans, that have been approved by the Company’s shareholders and pursuant to which any applicable equity grants have been made to Employee, as the case may be): (a) by the Company for any reason other than as a result of Employee’s death or Disability pursuant to Section 7(b) or a with Cause termination as defined in Section 1(h) hereof or (b) by Employee without Good Reason pursuant to Section 7(e), provided that he fully executes and does not revoke an effective Release of Claims as described in Section 7(h) and continues to comply with the Confidentiality Agreement, Employee shall be eligible for (in lieu of, and not in addition to, any payments described in Section 7(c), (d), or (e) of this Agreement):

(i)	The Accrued Obligations;

(ii)	The greater of the Severance Benefits or eighteen months (18) Base Salary;

(iii)             To the extent no otherwise accelerated and vesting in connection with a Sale Event in accordance with one of the Company’s equity compensation plans, acceleration of the vesting of 100% of Employee’s then outstanding unvested equity awards, such that all unvested equity awards vest and become fully exercisable or non-forfeitable as of the Date of Termination (the “Accelerated Equity Benefit”), in which case Employee shall have ninety (90) days from the Date of Termination to exercise the vested equity awards; and

(iv) payment of a pro rata portion of Employee’s Target Cash Bonus for the year in which the Date of Termination occurs, the amount of which is calculated based on the number of days he is employed by the Company in the year of the Date of Termination and based upon the determination by the Board of achievement of the Company against the Company’s corporate goals for such year pursuant to Section 4(b) of this Agreement (the “Pro Rata Bonus Payment”).

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits and the Pro Rata Bonus Payment, and the provision of the Accelerated Equity Benefit, pursuant to subsection (d), (e) or (g) of this Section 7, shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) in accordance with the time limits set forth therein (and, in all events, within sixty (60) days following the Date of termination). If Employee fails to execute the Release of Claims in such a timely manner, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits, the Pro Rata Bonus Payment, or the Accelerated Equity Benefit. Payment of the Severance Benefits will commence on the first regular Company payday that is at least five (5) business days following the date the Company receives a timely, effective and non-revocable Release of Claims (the “Payment Date”); provided, however, that the first payment will be retroactive to the day immediately following the Date of Termination. Payment of the Pro Rata Bonus Payment will also be made on the Payment Date. Notwithstanding the foregoing, to the extent that any portion of the Severance Benefits or Pro Rata Bonus Payment constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, any payment of such portion scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day unless otherwise permitted by Section 409A of the Code, after which any remaining such benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

Section 8. Confidentiality Agreement; Cooperation.

(a) Confidentiality Agreement. As a condition of Employee’s employment with the Company under the terms of this Agreement, Employee has executed and delivered to the Company a Confidentiality Agreement. The parties hereto acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts. In addition, Employee represents and warrants that he shall be able to and will perform the duties of this position without utilizing any confidential and/or proprietary information that Employee may have obtained in connection with employment with any prior employer, and that he shall not (i) disclose any such information to the Company, or (ii) induce any Company employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement or otherwise.

(b) Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Employee, provided, that the Employee will not have an obligation under this paragraph with respect to any claim in which the Employee has filed directly against the Company or related persons or entities or if such cooperation would be materially adverse to his own legal interests. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided Employee will not have any obligation under this paragraph with respect to any claim in which Employee has filed directly against the Company or related persons or entities. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 8(b).

Section 9. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. The Company shall have no liability to Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Section 10. Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

(a) If at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service is “non-qualified deferred compensation” subject to Section 409A of the Code and not otherwise exempt, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement or payment shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement, payment or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement, payment or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided , that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its subsidiaries be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 11. Successors and Assigns.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement may not be assigned by the Company without Employee’s prior consent to any third party provided that no such consent will be required with respect to the assignment of this Agreement to a successor entity.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all cash amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

Section 12. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 13. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 14. Governing Law and Jurisdiction. This is a California contract and shall be construed under and be governed in all respects by the laws of California without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit. To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the non-exclusive jurisdiction of the state and federal courts of California. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Section 15. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 16. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 17. Placement Agreement. The parties to this Agreement acknowledge and confirm that the Company and Employee are subject to that certain Confidential Placement Agreement of even date herewith entered into between the Company, Employee and FLG Partners, LLC (“FLG”) (“Placement Agreement”). Employee further acknowledges that he has read the Placement Agreement, and agrees that the Company will pay a portion of Employee’s compensation as provided for in Section 4 of the Agreement, when and if earned, directly to FLG pursuant to the Placement Agreement in lieu of payment to Employee.

Section 18. Entire Agreement. This Agreement, together with Confidentiality Agreement, the Inducement Plan, and any stock option agreement entered into between the Company and Employee thereunder, constitute the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 19. Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of Section 7 through Section 20 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GENSPERA, INC.

BY:

ITS:

EMPLOYEE

EXHIBIT A

General Release and Waiver of Claims

In exchange for the severance benefits to be provided to me under the Employment Agreement between me and GenSpera, Inc. (the “Company”), dated as of August 2, 2016 (the “Employment Agreement”), to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the State of California (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “ Claims ”), and I hereby release and forever discharge the Company, its subsidiaries and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company, and any Indemnification Agreement between me and the Company or any insurance policies maintained by the Company; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)]2 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

2 To be determined by the Company at the time of termination.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature

Name

Date Signed

EXHIBIT B

 Confidentiality Information and Assignment Agreement